                                                                Exhibit 10.81

                        [CONFIDENTIAL TREATMENT REQUESTED]

[Certain information has been omitted herein pursuant to a request for confidential treatment pursuant to Rule 24b-2.]


THIS  AGREEMENT is made this 15th day of November, 1995

                                     between

                               CIBA-GEIGY LIMITED
                 of Klybeckstrasse 141, 4002 Basel, Switzerland,
                       (hereinafter referred to as "Ciba")

                                       and

                               CHIRON CORPORATION
            of 4560 Horton Street, Emeryville, California 94608, USA,
                     (hereinafter  referred to as "Chiron")



INTRODUCTION

A. Chiron and its affiliates have accumulated considerable experience and technology in the Technology Transfer Field, as defined below.

B. Ciba wishes to gain access to Chiron's technology within the Technology Transfer Field and to use it for the purpose of identifying or discovering drugs, as well as identifying or discovering compounds suitable for use in areas other than pharmaceuticals in which Ciba is or becomes active.

C. Chiron is willing to provide Ciba with access to technology within the Technology Transfer Field, and any improvements it makes thereto during a specified period following the date of this Agreement. Both Ciba and Chiron are willing to collaborate in a research and development program aimed at the enhancement of such technology, it being the intention of the parties that Ciba will be free to use such transferred technology and such improvements during and after the term of this Agreement, subject to the terms set forth herein.

D. In addition, Chiron has considerable experience and expertise in utilizing the technology within the Technology Transfer Field to design and synthesize combinatorial libraries and in applying these technologies to the discovery and development of pharmaceutical products. The parties intend to collaborate with a view to the ultimate discovery and development of new drugs for the targets which are selected as provided below.

E. This Agreement represents the technology transfer and research and development collaboration between the parties which is contemplated in
     Section 2.05 of that certain Cooperation and Collaboration Agreement dated as of November 20, 1994 (the "Cooperation Agreement").


THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:


1.   DEFINITIONS

1.1 "AFFILIATE" means in the case of each party any entity that directly or indirectly controls, is controlled by, or is under common control with that party. For such purpose the term "control" means ownership or control of at least 50% of the voting interest in the entity in question. Chiron, Ciba and their respective Affiliates shall not be considered Affiliates of each other for the purposes of this Agreement, regardless of the percentage ownership interest which Ciba may hold in Chiron.

1.2 "CHIRON LICENSED TECHNOLOGY" means all inventions, know-how, trade secrets, and other proprietary information (whether patented or not), which are owned by Chiron or its current Affiliates, or their respective employees or assignors, as of the date of execution of this Agreement: (i) which are within the Technology Transfer Field as the same is defined as at the date of execution of this Agreement, or as the same may be redefined during the five years following such date pursuant to Section 1.30; (ii) as to which Chiron has the right to grant to Ciba a license hereunder, subject to Section 3.2.2; and (iii) which Ciba elects to license pursuant to Section 3.1.2.

1.3 "CHIRON LICENSED TECHNOLOGY IMPROVEMENTS" means inventions, know-how, trade secrets and proprietary information (whether patented or not) within the Technology Transfer Field, which are invented or developed by Chiron or its Affiliates, or their respective employees or assignors, subject to Section 1.30, within five (5) years after the date of this Agreement, with the right to license to Ciba hereunder, all subject to Section 3.2.2.

1.4 "CHIRON LICENSED TECHNOLOGY PATENTS" means all patents and patent applications (including provisionals, divisionals, continuations, continuations in part, reissues, re-examinations, substitutions, additions and any extensions to such patents) claiming Chiron Licensed Technology or Chiron Licensed Technology Improvements made within the period referenced in Section 1.3.

1.5 "CHIRON PRODUCT" means a product developed and commercialized by Chiron pursuant to Section 4.3.

1.6 "CIBA LICENSED TECHNOLOGY" means all inventions, know-how, trade secrets, and other proprietary information (whether patented or not), which are owned by Ciba or its current Affiliates, or their respective employees or assignors, as of the date of execution of this Agreement: (i) which are within the Technology Transfer Field as the same is defined as at the date of execution of this Agreement, or as the same may be redefined during the five years following such date pursuant to Section 1.30; and (ii) as to which Ciba has the right to grant to Chiron a license hereunder, subject to Section 3.2.2.

1.7 "CIBA LICENSED TECHNOLOGY IMPROVEMENTS" means inventions, know-how, trade secrets and proprietary information (whether patented or not) within the Technology Transfer Field, which are invented or developed by Ciba or its Affiliates, or their respective employees or assignors, subject to Section 1.30, within five (5) years after the date of this Agreement, with the right to license to Chiron hereunder, all subject to Section 3.2.2.

1.8 "CIBA LICENSED TECHNOLOGY PATENTS" means all patents and patent applications (including provisionals, divisionals, continuations, continuations in part, reissues, re-examinations, substitutions, additions and any extensions to such patents) claiming Ciba Licensed Technology or Ciba Licensed Technology Improvements made within the period referenced in Section 1.7.

1.9 "CIBA PRODUCT" means a product developed and commercialized by Ciba pursuant to Section 4.3.

1.10 "COMBINATORIAL LIBRARY" means a library or mixture of compounds, including the compounds contained or proposed to be contained therein, produced using Combinatorial Technology.

     "CHIRON COMBINATORIAL LIBRARY" means a Combinatorial Library designed and/or synthesized or acquired by Chiron (alone or with third parties and available for sublicense to Ciba under the terms and conditions of this Agreement) prior to the execution date hereof or during the term of the Target Collaboration.

     "CIBA COMBINATORIAL LIBRARY" means a Combinatorial Library designed and/or synthesized or acquired by Ciba (alone or with third parties) without the assistance of or involvement of Chiron in the design or synthesis of such library; provided that the mere use by Ciba of Chiron Licensed Technology shall not be considered assistance or involvement of Chiron for the purpose of this definition.

     "JOINT COMBINATORIAL LIBRARY" means a Combinatorial Library, as to which Ciba and Chiron each perform inventive or creative acts in designing the library, and/or contribute proprietary components or compositions to the library.

1.11 "COMBINATORIAL TECHNOLOGY" means methods and materials for the production, design, synthesis, characterization and/or use of synthetic, non-peptide chemical libraries, either as individual compounds or mixtures thereof, using combination and/or permutation strategies with respect to the structural components, e.g. organic scaffold or polymeric or oligomeric backbone structures and chemistries, together with sidechain or substituent chemistries; such libraries generated using chemical strategies based on (i) solid-phase or solid supported systems, e.g. resins and/or supported spatial arrays (e.g. pins), or (ii) solution chemistry.

1.12 "COMPOUND HIT" means a singular molecular entity identified as having biological activity at a level to be agreed upon by the parties, which would typically be a 50% effect (estimated ED(50)) at less than or equal to 100 nanomolar, which identification results from the screening of Combinatorial Libraries pursuant to the Target Collaboration.

1.13 "COMPOUND PATENT" means a patent or patent application claiming an invention or discovery made pursuant to the Target Collaboration, which is specific to a lead compound and a genus of compounds reasonably expected to have the same or similar activity. Patentability of a Compound Patent is premised on the activity of the lead compound(s). A Compound Patent may include claims to the compounds per se, methods of making the compounds, methods of using the compounds, formulations and the like, as appropriate.

1.14 "EDC" means a compound directed against a Selected Target which has undergone extensive preclinical animal studies, formulation and production work, and is identified as suitable to be prepared for tolerability studies in human volunteers by the appropriate TARB of Ciba or the equivalent body of Chiron.

1.15 "FTE" means the full time equivalent effort, for one year, of one person who participates directly in the technology transfer or the research and development activities contemplated under this Agreement, on behalf of one of the parties hereto. Chiron will use its standard cost accounting procedure in determining FTE support and will fairly allocate costs among its various programs. Such participation includes, without limitation, production of chemical, biological and/or other materials or reagents provided for use under this Agreement (and the resupply thereof if shelf stock is provided, as reasonably determined by Chiron).

1.16 "JOINT PRODUCT" means a product developed and commercialized by Ciba and Chiron under a co-development arrangement pursuant to Section 4.3.

1.17 "LIBRARY PATENT" means a patent or patent application claiming an invention or discovery which is specific to a group of compounds related by structure but not necessarily activity (i.e., a library). A Library Patent will include claims to the library as a composition, and or methods for making and using a library as appropriate. Patentability of a Library Patent is premised on the use of the library to find active compounds for one or more targets. A Library Patent may disclose and claim one or more compounds identified from the library (including compositions and methods of making and using) without being considered a Compound Patent.

1.18 "NET SALES" means the total revenue from commercial sales received by a party hereto, its Affiliates and/or licensees from the sale of a product subject to royalties hereunder ("Royalty Bearing Product") to independent third parties less the following amounts : (i) discounts, including cash discounts, trade allowances or rebates actually allowed or granted, (ii) credits or allowances actually granted upon claims or returns, regardless of the party requesting the return, (iii) separately itemized freight charges paid for delivery and (iv) taxes or other governmental charges levied on or measured by the invoiced amount, whether absorbed by the billing party or the billed party.

In the event that the Royalty Bearing Product is sold in the form of a combination product or kit containing one or more active ingredient components or a delivery system ("Combination Product") then the Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination by the fraction A/(A+B) where A is the fair market price of the Royalty Bearing Product if such were sold separately as the only active ingredient therein and B is the fair market price of additional active ingredient components. If the Royalty Bearing Product and other active components are not sold separately, or if a delivery system is an integral part of the Combination Product and adds significant value, the parties will in good faith negotiate a formula to determine the amount of Net Sales to which the royalty will be applicable, which formula will reflect the Royalty Bearing Product's and/or delivery system's contribution to the Combination Product.

1.19 "RESEARCH COMPOUND" means a compound directed at a Selected Target and identified as a potential candidate for Early Compound Evaluation by Ciba's Therapeutic/Indication Area Management, or by the equivalent body at Chiron, based on such criteria as completion of screening in primary, selectivity and cellular assays, and preliminary IN VIVO pharmacology studies.

1.20 "RESTRICTED TARGET" means a Target in relation to which, because of pre-existing commitments of Chiron to third parties, Chiron is not permitted to grant Ciba a license to use the Chiron Licensed Technology or the Chiron Licensed Technology Improvements transferred to Ciba hereunder for the purpose of research and development with respect to pharmaceuticals for human use. A list of Restricted Targets is attached hereto as Exhibit D, which shall be amended from time to time by eliminating one or more Restricted Targets, in the event that such pre-existing commitments by Chiron to third parties are terminated as to any such Targets.

1.21 "SCIENCE COMMITTEE" means the Science Committee created pursuant to the Cooperation Agreement.

1.22 "SELECTED TARGET" means a Target selected pursuant to Section 4.1.1 to be the subject of the Target Collaboration, or a Target selected for addition to the Target Collaboration pursuant to Section 4.2.5 or 4.2.6.

1.23 "STEERING COMMITTEE" means the committee to be established pursuant to
Article 2 hereof.

1.24 "TARB"  means a Therapeutic Area Review Board of Ciba.

1.25 "TARGET" means one molecular entity, such as, but not limited to, a receptor or an enzyme, together with its subtypes or isozymes, based on scientific knowledge as it exists at the time of target selection. The parties will mutually agree on the precise definition of any Target at the time it is selected as a Selected Target hereunder.

For clarity of understanding, and by way of example rather than limitation:


     [CONFIDENTIAL TREATMENT REQUESTED]


1.26 "TARGET COLLABORATION" means the research and development program conducted by the parties pursuant to Article 4 of this Agreement.

1.27 "TARGET COLLABORATION FIELD" means the discovery, optimization and development of small molecule compounds directed against a Selected Target for human therapeutic use. The Target Collaboration Field specifically excludes vaccines; diagnostics and therapeutic monitoring tests; antisense, aptamers and related anti-gene therapies; and gene transfer technology.

1.28 "TARGET PROJECT TEAM" means a team to be established for the purposes of the Target Collaboration pursuant to Section 4.2.2 hereof.

1.29 "TECHNOLOGY IMPROVEMENT COLLABORATION" means the research and development program conducted by the parties for the purpose of developing improvements within the Technology Transfer Field pursuant to Section 3.3.

1.30 "TECHNOLOGY TRANSFER FIELD" means solid-phase or solid supported organic chemistry and related Combinatorial Technology based techniques for drug discovery and optimization in preclinical research and development, for use in the research and development of pharmaceuticals for human use or research and development of other products (e.g. agricultural products), and including but not limited to the following, all as applied to Combinatorial Technology: (i) pins and/or resins, particularly the optimization of solid phases, grafted surfaces and linkers, i.e., extending from the inert substrate to and including the reactive moiety of the linker(s); (ii) methods and procedures for use thereof, i.e., for performing solid-phase organic chemistry thereon, including conditions for performing organic reactions generally and/or certain types or classes of organic reactions specifically (e.g., solvent(s), temperature, catalyst(s) and the like); (iii) formats, e.g., multipin systems or other spatially addressable arrays, including automation software therefor, and robotics technology for compound synthesis, including automation software therefor; (iv) analytics to monitor the preceding; (v) computational chemistry, including molecular modeling, diversity modeling and data handling techniques for creating and maintaining data bases, and informatics; (vi) assay methods, including robotics technology (with automation software therefor) and affinity selection-mass spectrometry; and (vii) in vitro and in vivo test systems for assessment of safety, efficacy and pharmacokinetics (including ADME characteristics). Notwithstanding the foregoing, the Technology Transfer Field specifically excludes (a) peptides and biological molecules; (b) all existing and future Chiron Combinatorial Libraries and compounds contained therein; (c) Chiron information relating to, or Chiron participation in, the application of any of the foregoing techniques to the design, synthesis and/or characterization of specific compound sets or libraries or individual compounds or materials, or the use or application thereof; (d) medicinal chemistry; (e) specific assays and/or targets; and (f) all biological and chemical results and data, including existing and future Chiron databases.

The parties recognize that the definition of the Technology Transfer Field may evolve over the five years following the date of this Agreement. The precise extent of the definition of the Technology Transfer Field in the future, and the decision of whether any particular invention or technology of either party is Chiron Licensed Technology or a Chiron Licensed Technology Improvement, on the one hand, or Ciba Licensed Technology or a Ciba Licensed Technology Improvement, on the other hand, will be based on the following principles:

     1. The Chiron technology which is within the Technology Transfer Field as of the date of this Agreement is described in Exhibit B.

     2. In the absence of agreement to the contrary, neither the Technology Transfer Field nor the licenses granted under Sections 3.5.1 or
            3.5.2 shall be deemed to cover, or allow either party access to the other party's technology other than Combinatorial Technology based research and development techniques.

     3. On the other hand, both parties intend that the licenses granted under Sections 3.5.1 and 3.5.2 will provide each party with access to technologies of the other party (the "licensor") which both (i) become a routine part of the licensor's Combinatorial Technology based research and development techniques, such routine use not to be artificially delayed, and (ii) the Steering Committee determines are necessary or important to maintain the Combinatorial Technology program of the licensor at the state of the art.


1.31 "THIRD PARTY EXCLUDED TARGETS" means, for the purposes of Article 4 only, all Targets for which, as of the time of any relevant decision hereunder relating to Third Party Excluded Targets, Chiron has an obligation to a third party, as further described below. Initially, the Third Party Excluded Targets shall be those Targets identified in Exhibit A. Chiron shall have the right, at any time, immediately on written notice to Ciba, to amend Exhibit A by adding as additional Third Party Excluded Targets those Targets as to which Chiron (i) has granted rights to any third party; or (ii) is engaged in active negotiations with a third party which have resulted in an agreed upon term sheet. Targets to which the foregoing criteria no longer apply shall be deleted.

1.32 "TRANSFER PROJECT TEAM" means a project team to be established pursuant to
Section 3.1.4 hereof.


2    STEERING COMMITTEE

2.1 The parties will establish a Steering Committee for the purposes of supervising the Technology Transfer, implementation of the technology development plans and resolving any conflicts arising in the course of the development and the Target Collaboration. The Steering Committee shall have such even number of members as the parties shall agree, half of the members being appointed by each party, with each of Chiron and Ciba having one vote. In the event of deadlock on any issue, such issue shall be referred for decision to the Science Committee.

2.2 The Steering Committee shall monitor the progress of the Technology Transfer, technology development plans and the Target Collaboration on a regular basis and shall have the power to alter the Technology Transfer timetable, technology development plans and the Target Collaboration as necessary from time to time. The Steering Committee shall meet not less than twice per year, and the location of such meetings shall alternate between Emeryville and Basel, all unless otherwise agreed by the parties.


3    TECHNOLOGY TRANSFER ARRANGEMENTS

3.1  TRANSFER OF TECHNOLOGY

3.1.1 Attached hereto as Exhibit B is a summary description of the technology owned by Chiron within the Technology Transfer Field as of the date of this Agreement.

3.1.2 Ciba will notify Chiron as soon as practicable which of such technology it wishes to license. It is acknowledged and agreed that each such notification need not be comprehensive, and that Ciba may call for additional technology it wishes to license from Chiron by serving notice on Chiron specifying the additional technology required at any time during the five years following execution of this Agreement. (The information specified in such notices shall determine which technology within the Technology Transfer Field will be Chiron Licensed Technology hereunder). As soon as practicable after the first notification the parties will agree to a timetable for the transfer of sufficient information and instruction to Ciba to enable it to practice the Chiron Licensed Technology and the manner in which such information is to be transferred (i.e., visits by Chiron personnel to Ciba's premises or vice versa).

     The goal of the parties is to cause Ciba to be fully informed and able to practice the Chiron Licensed Technology not later than [CONFIDENTIAL TREATMENT REQUESTED] from the date on which the relevant Chiron
       Licensed Technology was first identified by Ciba and notified to Chiron. Chiron agrees to devote the FTE effort required pursuant to Section 3.1.5 to the accomplishment of such goal and the goal regarding installation of equipment during such period, as set forth in Section 3.1.3.

3.1.3 Chiron will supply Ciba with a list of the equipment which in Chiron's view will be required by Ciba to enable Ciba to practice the Chiron Licensed Technology and to conduct Ciba's activities pursuant to the Technology Improvement Collaboration and the Target Collaboration. Ciba will be responsible for obtaining all equipment, and for the assembly and installation of such equipment as is purchased. To the extent that any such equipment has to be specially manufactured, Chiron will at Ciba's expense either manufacture the same and sell it to Ciba at [CONFIDENTIAL TREATMENT REQUESTED], or will procure its manufacture for Ciba by a third party on terms to be agreed in advance with Ciba.

     Within the limitations of the FTE commitment pursuant to Section 3.1.5, Chiron will send suitably qualified and experienced employees to Ciba's premises to assist Ciba in the installation of the equipment. Chiron will also provide training for an agreed number of Ciba employees in the use of the equipment.

     Subject, in the case of Chiron, to the limitations of the FTE commitment pursuant to Section 3.1.5, Chiron and Ciba both agree to use reasonable commercial efforts to have the equipment installed and operational at Ciba's premises not later than [CONFIDENTIAL TREATMENT REQUESTED] from the date on which Chiron Licensed Technology is first identified pursuant to Section 3.1.2, with a target of [CONFIDENTIAL TREATMENT REQUESTED] following such date.

3.1.4 To facilitate the transfer of information regarding the Chiron Licensed Technology pursuant to this Section 3.1, a project team ("the Transfer Project Team") will be formed if either party so requests. The members of the Transfer Project Team shall be selected on the basis of their experience and suitability having regard to the nature of the information to be transferred.

3.1.5 To assist in the transfer of information regarding the Chiron Licensed Technology pursuant to this Section 3.1, unless otherwise agreed in writing, Chiron shall make available the services of [CONFIDENTIAL TREATMENT REQUESTED] FTEs (being suitably qualified and experienced) in each of the first and second years after execution of this Agreement and [CONFIDENTIAL TREATMENT REQUESTED] FTEs in each of the third, fourth and fifth years after execution of this Agreement, the cumulative number of FTEs being not less than [CONFIDENTIAL TREATMENT REQUESTED] nor more than [CONFIDENTIAL TREATMENT REQUESTED] over the 5 years. The actual FTE commitment, within such ranges, shall be mutually determined by the parties from time to time. Any balance of such FTE's not used in connection with technology transfer may be used in the Target Collaboration (without affecting the FTE commitments set forth in Section 4.2.4) or in the Technology Improvement Collaboration, at Ciba's election.

     Ciba shall pay Chiron's fully-burdened cost of the provision of the FTEs provided pursuant to this Section 3.1.5. The initial rate shall be U.S. [CONFIDENTIAL TREATMENT REQUESTED] per FTE per year, this amount to be increased annually, effective January 1 of each calendar year, based on increases in the [CONFIDENTIAL TREATMENT REQUESTED] for the previous calendar year. This payment compensates Chiron for all ordinary travel and subsistence expenses incurred by such FTE's, but excludes expenses of extraordinary travel or exceptionally long stays, which shall be separately reimbursed in amounts to be mutually agreed upon by the parties. For the purposes of this Section 3.1.5, travel which exceeds (i) travel necessary to attend meetings of the Transfer Project Team and/or Steering Committee, plus (ii) [CONFIDENTIAL TREATMENT REQUESTED] days per year per FTE, shall be considered extraordinary travel or exceptionally long stays.

     The annual cost of such FTEs shall be due and payable in equal semi-annual installments in advance, according to the following schedule. The first such payment shall be based on [CONFIDENTIAL TREATMENT REQUESTED]
       FTE's, and shall be due and payable upon execution of this Agreement, to cover the FTE cost through December 31, 1995, on a prorated basis. Thereafter, FTE payments for each semi-annual period shall be due and payable on each January 15 and July 15 until the end of the fifth year following execution of this Agreement, the final payment also being prorated.

     If the level of effort by Chiron is less than an average, on an annual basis, of the number of FTE's required and funded pursuant to this
       Section 3.1.5, Ciba will be entitled to additional FTE effort in subsequent semi-annual periods, such that the required annual average is restored. Conversely, if the average annual level of effort by Chiron exceeds the number of FTE's required and funded pursuant to this Section 3.1.5, Chiron will be entitled to reduce the FTE effort in subsequent semi-annual periods, such that the required annual average is restored.

     From time to time during the five years following the execution of this Agreement, each party shall be entitled, at its own expense, to locate an agreed number of its employees at the premises of the other party, for such periods as may be agreed, for the purposes of the transfer of information regarding the Chiron Licensed Technology and Chiron Licensed

       Technology Improvements, on the one hand, and the Ciba Licensed Technology and Ciba Licensed Technology Improvements on the other hand. All such visits shall be subject to the confidentiality obligations set forth in Article 9.

3.1.6 Attached hereto as Exhibit C is a complete list of the Chiron patents which are available for license hereunder, whether as part of the Technology Transfer Field or pursuant to Section 3.2.3, as of the date of execution of this Agreement. Chiron will update this list once every year during the term of this Agreement.

3.1.7 Although divisions of Ciba other than the Pharma Division as well as corporate units of Ciba may be involved in the transfer of information regarding the Chiron Licensed Technology, the prime point of contact within Ciba shall be the Pharma Division. Ciba will be solely responsible for transferring such information and technology to, and acquiring and installing equipment for, its other divisions and corporate units.

3.1.8 In consideration of the licenses granted pursuant to Section 3.5, Ciba will pay Chiron the sum of Twenty-six Million Dollars ($26,000,000), payable as follows:

     $5,500,000 upon execution of this Agreement;
     [CONFIDENTIAL TREATMENT REQUESTED] upon the first anniversary of the execution of this Agreement;
     [CONFIDENTIAL TREATMENT REQUESTED] upon the second anniversary of the execution of this Agreement;
     [CONFIDENTIAL TREATMENT REQUESTED] upon the third anniversary of the execution of this Agreement;
     [CONFIDENTIAL TREATMENT REQUESTED] upon the fourth anniversary of the execution of this Agreement;
                and
     [CONFIDENTIAL TREATMENT REQUESTED] upon the fifth anniversary of the execution of this Agreement.

3.1.9 Chiron will keep records of the time spent by its FTEs pursuant to this Section 3.1, as well as pursuant to Sections 3.2 and 3.3, including the transfer of information relating to Chiron Licensed Technology Improvements. Ciba shall have the right to have these records audited in the same manner as is set forth in Section 7.4. Chiron will report the level of FTE effort to Ciba on a semi-annual basis.

3.1.10    As soon as practicable following execution of this Agreement, Ciba will inform Chiron of the Ciba Licensed Technology available for license to Chiron hereunder. The parties will mutually arrange for transfer of the Ciba Licensed Technology to Chiron as part of the technology transfer process pursuant to this Section 3.1.


3.2  IMPROVEMENTS AND ACQUIRED TECHNOLOGY

3.2.1 In connection with the licenses granted pursuant to Section 3.5, each party will keep the other informed during the five years following the execution of this Agreement of all Chiron Licensed Technology Improvements and all Ciba Licensed Technology Improvements, respectively. Pursuant to Section 1.30, each party will keep the other informed of developments which may cause the definition of the Technology Transfer Field to expand, and of technology of the informing party which may become Chiron Licensed Technology or Ciba Licensed Technology, respectively, in the event of such an expansion of such definition. The parties will develop methods for effectively exchanging information about improvements, which will include consideration of such matters at the regular meetings of the Transfer Project Team and Steering Committee. Through the Steering Committee, the parties will keep appropriate records to identify the Chiron Licensed Technology Improvements and the Ciba Licensed Technology Improvements. Methods of exchanging information may also include visits pursuant to Section 3.1.5 (last paragraph), seminars or other scientific exchanges.


3.2.2 In the event that (i) either party currently holds technology which is within the Technology Transfer Field but which is subject to obligations to third parties; or (ii) either party acquires in the future, by purchase, license or otherwise, Subject Technology, as defined below; or
       (iii) either party acquires an Affiliate which holds Subject Technology; in the case of (ii) or (iii), within the five years following the execution of this Agreement; such party agrees, if so requested by the other party, to include such technology within licenses granted pursuant to Section 3.5.1 or 3.5.2, as the case may be, subject to the conditions set forth in this Section 3.2.2. For the purposes hereof, Subject Technology means technology within the Technology Transfer Field which, in the case of Chiron, would have been Chiron Licensed Technology or Chiron Licensed Technology Improvements had it been invented solely by Chiron, and in the case of Ciba, would have been Ciba Licensed Technology or Ciba Licensed Technology Improvements, had it been invented solely by Ciba.

     Such licenses shall be subject to the following conditions:

     (i) Such acquiring party has the right to obtain such technology and to license it to the other party hereunder; and

     (ii) If the technology in question is acquired or licensed from a third party, the license of such technology to the other party hereunder shall be subject to all terms and conditions which are imposed by such third party with respect thereto, including without limitation payment of all royalties which are due and payable to the third party with respect to the use of such technology by the other party pursuant to this Agreement; and

     (iii) In the case of acquisitions after the execution date hereof, if the acquiring party has paid consideration to acquire the Affiliate or the technology in question, prior to license of such technology hereunder, the parties shall reasonably negotiate in good faith compensation to the acquiring party which will result in a fair sharing by the parties of the acquisition cost of the technology, considering their respective interests therein.

3.2.3 In the event that Ciba wishes to obtain sublicenses to [CONFIDENTIAL TREATMENT REQUESTED] currently licensed or assigned to Chiron and subject to obligations to third parties, the provisions of Section 3.2.2 shall apply to such sublicenses.


3.3  JOINT IMPROVEMENT OF TECHNOLOGY

3.3.1 During the five (5) years following the execution of this Agreement, Ciba and Chiron may cooperate with a view to the development of improvements within the Technology Transfer Field, in accordance with technology development plans to be agreed by the parties. Any such projects which are mutually agreed upon shall, unless otherwise agreed, be equally funded by the parties. Except as expressly set forth in this Agreement, each party shall be free to use and to grant sublicenses under any joint inventions resulting from such cooperation.

3.3.2 The Steering Committee may nominate one or more Development Project Teams to implement the development plans.

3.3.3 For joint improvements of technology which are claimed in patent applications or patents, the Steering Committee shall determine what compensation, if any, shall be received by one party in the event that the other party licenses any such joint improvement to a third party, using the criteria set forth in Section 3.5.2(b) with respect to compensation. Any dispute concerning such compensation shall be referred to the Science Committee.

3.4  TITLE TO NEW INVENTIONS AND PATENT RIGHTS

3.4.1 Subject to the licenses granted pursuant to Section 3.5, as between the parties hereto, ownership of new inventions within the Technology Transfer Field, whether made individually or as part of the Technology Improvement Collaboration pursuant to Section 3.3, shall be based on the principles set forth below. For clarity of understanding, the parties agree that new inventions pursuant to the Target Collaboration leading to Compound Patents or Library Patents shall not be deemed within the Technology Transfer Field, and shall be governed by Section 4.6, rather than by this Section.

     (a) If the new invention is a patentable improvement to the Chiron Licensed Technology, such invention shall be assigned to Chiron. The ultimate assignee of the invention shall be determined by the parties, prior to filing a patent application if reasonably possible, according to the following considerations:

           (i)       If the new invention was made solely by Chiron employees
                        or assignors, the assignment shall remain with Chiron.

           (ii)      If the new invention was made solely by Ciba employees or
                        assignors, or jointly by Ciba employees and Chiron employees and/or their respective assignors, the ultimate assignee shall be determined according to inventorship under U.S. patent law, unless the parties agree that a different disposition should occur. Ownership of patent applications filed outside the U.S. shall be determined according to inventorship. Inventorship shall be determined under U.S. patent law.

     (b) If the new invention is a patentable improvement to the Ciba Licensed Technology, such invention shall be assigned to Ciba. The ultimate assignee of the invention shall be determined by the parties, prior to filing a patent application if reasonably possible, according to the following considerations:

            (i)  If the new invention was made solely by Ciba employees or assignors,  the assignment shall remain with Ciba.

            (ii) If the new invention was made solely by Chiron employees or assignors, or jointly by Ciba employees and Chiron employees and/or their respective assignors, the ultimate assignee shall be determined according to inventorship under U.S. patent law, unless the parties agree that a different disposition should occur. Ownership of patent applications filed outside the U.S. shall be determined according to inventorship. Inventorship shall be determined under U.S. patent law.

          (c) If the new invention represents new technology, rather than an improvement to the Chiron Licensed Technology or the Ciba Licensed Technology as the case may be:

               (i)  If the invention is made by employees or assignors of one party hereto (or its Affiliates), whether solely or jointly with employees or assignors of a third party, such invention shall be assigned to the party which is the employer or assignee of the inventor (subject to such ownership interests as may vest in any such third party).

               (ii) If such invention is made jointly by employees or assignors of Chiron or its Affiliates, on the one hand, and by employees or assignors of Ciba or its Affiliates, on the other hand, such invention shall be assigned to the parties jointly.

              (iii) Inventorship shall be determined in accordance with United
                       States Patent Law.

     (d) For the purposes of this Section 3.4.1, an "assignor" of a party is an individual under an obligation to assign patent rights to that party, e.g., a consultant retained by that party.


3.4.2 Chiron shall have the sole right to file, maintain and prosecute patents with respect to the Chiron Licensed Technology and with respect to inventions or discoveries finally assigned to Chiron. Chiron agrees to keep Ciba reasonably informed as to the status of the Chiron Licensed Technology Patents.

3.4.3 Ciba shall have the sole right to file, maintain and prosecute patents with respect to Ciba Licensed Technology and with respect to inventions or discoveries finally assigned to Ciba. Ciba agrees to keep Chiron reasonably informed as to the status of the Ciba Licensed Technology Patents.

3.4.4 In the case of an invention or discovery owned jointly by the parties, the Steering Committee shall decide which party shall be responsible for filing the patent application(s), if any, in respect thereof. Joint patents shall be the joint property of both parties, who shall share the costs of filing applications and of maintenance.


3.5  TECHNOLOGY LICENSES AND OPTIONS

3.5.1 Subject to the terms, conditions and limitations of this Agreement, Chiron hereby grants to Ciba a perpetual, worldwide, non-exclusive, royalty-free license to use internally, including use by Ciba in third party collaborations, the Chiron Licensed Technology and the Chiron Licensed Technology Improvements, including without limitation the Chiron Licensed Technology Patents, for the purpose of research and development, and to make, have made, use and sell products arising as a result of such research and development, except that (i) such license shall be limited as provided in this Section 3.5.1; and (ii) Ciba's rights with respect to products arising from the Target Collaboration shall be governed by Article 4 hereof. Such license expressly excludes any right to make, have made, or sell the Chiron Licensed Technology or the Chiron Licensed Technology Improvements themselves as products for research use.

     (a) For Chiron Licensed Technology Improvements which are not claimed in Chiron Licensed Technology Patents, and are not otherwise determined by the Steering Committee to merit restrictions on sublicensing under the criteria set forth in Section 3.5.2(b), and represent improvements to Ciba Licensed Technology only, rather than to the Chiron Licensed Technology, Ciba shall have the right to grant sub-licenses to such Chiron Licensed Technology Improvements hereunder to third parties [CONFIDENTIAL TREATMENT REQUESTED].

     (b) Save as mentioned at (a) in this Section 3.5.1, Ciba shall not have the right to grant sublicenses under Chiron Licensed Technology and Chiron Licensed Technology Improvements except to Affiliates of Ciba, without the prior written consent of Chiron.

     (c) Ciba shall not use the Chiron Licensed Technology or Chiron Licensed Technology Improvements for research or development with respect to the Restricted Targets, without Chiron's prior written consent, subject to the following:

          (i)  [CONFIDENTIAL TREATMENT REQUESTED]

          (ii) Nothing herein shall preclude Ciba from utilizing Ciba Licensed Technology, or improvements invented by Ciba to the Ciba Licensed Technology, or technology acquired by Ciba from third parties, against the Restricted Targets.

         (iii) Nothing herein shall preclude Ciba from utilizing, against the Restricted Targets, technology which is within the public domain, unless and until patents are issued covering such technology.

          (iv) As of the first anniversary of the execution of this Agreement, the parties will mutually determine the impact of these restrictions. If, as of such date, no Restricted Targets remain, these restrictions shall be deemed to have no impact. If, as of such date, any Restricted Targets remain, the parties shall determine whether, as of such date, the restrictions imposed under this Section 3.5.1(c) actually preclude the use of Chiron Licensed Technology in an active research project of Ciba against a Restricted Target as to which Ciba would, absent such restrictions, utilize the Chiron Licensed Technology. If not, the restrictions shall be deemed to have no impact. If so, Chiron agrees that Ciba shall be entitled to a credit of [CONFIDENTIAL TREATMENT REQUESTED] for each Restricted Target as to which use of the Chiron Licensed Technology in an active Ciba program is actually precluded, up to a maximum of [CONFIDENTIAL TREATMENT REQUESTED].

               Such credit shall be applied against the consideration payable by
                 Ciba pursuant to Section 3.1.8. If there is one Restricted Target resulting in such preclusion, such credit shall be implemented by reducing the payment due upon [CONFIDENTIAL TREATMENT REQUESTED] of this Agreement to [CONFIDENTIAL

                                      -17-
                 TREATMENT REQUESTED]. If there are two or more Restricted Targets resulting in such preclusion, the payment due upon [CONFIDENTIAL TREATMENT REQUESTED] of this Agreement shall be reduced to [CONFIDENTIAL TREATMENT REQUESTED] and, the payment due upon [CONFIDENTIAL TREATMENT REQUESTED] of this Agreement shall be reduced to [CONFIDENTIAL TREATMENT REQUESTED]. Except as provided herein, all consideration for the licenses granted in this Section 3.5 shall remain payable as provided in Section 3.1.8.


3.5.2 Subject to the terms, conditions and limitations of this Agreement, Ciba hereby grants to Chiron a perpetual, worldwide, non-exclusive license to use internally, including use by Chiron in third party collaborations, the Ciba Licensed Technology and the Ciba Licensed Technology Improvements, including without limitation the Ciba Licensed Technology Patents, for the purpose of research and development, and to make, have made, use and sell products arising as a result of such research and development, except that Chiron's rights with respect to products arising from the Target Collaboration shall be governed by Article 4 hereof. Such license expressly excludes any right to make, have made, or sell the Ciba Licensed Technology or the Ciba Licensed Technology Improvements themselves as products for research use.

     (a) For Ciba Licensed Technology or Ciba Licensed Technology Improvements which are not claimed in Ciba Licensed Technology Patents and are not otherwise determined by the Steering Committee to merit compensation or restrictions on sublicensing under the criteria set forth in Section 3.5.2(b), Chiron shall have the right to grant sublicenses to such Ciba Licensed Technology or Ciba Licensed Technology Improvements hereunder to third parties, [CONFIDENTIAL TREATMENT REQUESTED].

     (b) For Ciba Licensed Technology or Ciba Licensed Technology Improvements which are claimed in Ciba Licensed Technology Patents, the Steering Committee will determine whether the invention merits restrictions on sublicensing and/or compensation to Ciba, based on such factors as uniqueness, competitive advantage, and commercial value. It is understood that the fact that an invention is claimed in a patent application or patent is not itself sufficient to justify either restrictions on sublicensing or compensation. On an exceptional basis, a series of non-patented inventions, when taken and used together, may also be deemed by the Steering Committee to merit restrictions on sublicensing and/or compensation.

     (c) Based on the criteria set forth in Section 3.5.2(b), the Steering Committee may determine (i) that Chiron will not have the right to grant sublicenses under the invention in question to third parties, other than its Affiliates, without the prior written consent of Ciba; or (ii) that Ciba is entitled to reasonable compensation for Chiron's internal use and/or sublicense of the invention in question, in which event,

                                      -18-
               the amount of such compensation will be negotiated in good faith; provided always that the [CONFIDENTIAL TREATMENT REQUESTED] payable to Ciba for Chiron's internal use of Ciba Licensed Technology or Ciba Licensed Technology Improvements hereunder during the five years following the date of this Agreement shall not exceed [CONFIDENTIAL TREATMENT REQUESTED]. Any dispute with respect to any such determinations shall be referred to the Science Committee for resolution.


3.5.3 The parties acknowledge that Ciba wishes to use the Chiron Licensed Technology to independently design, synthesize and/or analyze new Combinatorial Libraries, and to use such libraries and the compounds contained therein without restriction. The parties further acknowledge that, due to current commitments, and to potential future commitments which Chiron is free to make, both internally and with third parties, as reflected in Section 1.30, Chiron will not provide to Ciba any Combinatorial Libraries or any assistance or collaborative effort in the design or synthesis of libraries, except subject to restrictions as to their use. As a result, and for clarity of understanding, the parties agree as follows:

     (a) The Chiron Licensed Technology and the Chiron Licensed Technology Improvements will not include any Combinatorial Libraries and Chiron will not provide Ciba with any assistance in designing or synthesizing specific Combinatorial Libraries, except as part of the Target Collaboration, and subject to all of the terms and conditions thereof.

     (b) Pursuant to the Target Collaboration, Chiron will provide Combinatorial Libraries to Ciba, will assist Ciba in designing Combinatorial Libraries, and will work cooperatively to design and synthesize Combinatorial Libraries, all for use in the Target Collaboration only.

     (c) Each party agrees that it will not design or synthesize any Combinatorial Libraries which it knows or has reason to know duplicate Combinatorial Libraries provided or disclosed by the other party for use in the Target Collaboration, except with the prior written consent of the other party. In the event such consent is granted, the grantee agrees to use such Combinatorial Libraries only for the purposes of the Target Collaboration pursuant to Article 4, except with the other party's prior written consent and on terms to be negotiated in good faith. Ciba further agrees not to utilize any Chiron or Joint Combinatorial Libraries, or compounds included therein or developed through the Target Collaboration, against Third Party Excluded Targets. Use of Joint Libraries is further governed by
               Section 4.8.3.

4    TARGET COLLABORATION

     The Target Collaboration shall commence upon Ciba's selection of the initial Selected Targets ("the Commencement Date"), which shall not be later than [CONFIDENTIAL TREATMENT REQUESTED] after the date of execution of this Agreement. The Target Collaboration shall continue for three years following the Commencement Date, extendable for up to two additional years under the same FTE funding terms as are set forth in Section 4.2.4, [CONFIDENTIAL TREATMENT REQUESTED].


4.1  TARGET SELECTION

4.1.1 As soon as practicable after execution of this Agreement, Ciba shall provide to Chiron a list of Targets in which Ciba is interested, other than Third Party Excluded Targets. The parties shall meet and discuss the Targets on such list and the respective capabilities of the parties in these areas, and shall together determine a group of potential Targets, from which Ciba shall select two (2) initial Selected Targets. It is acknowledged that as to Targets on which Chiron has done prior work which the parties then agree will be used within the Target Collaboration, or as to which the parties then agree that Chiron will provide proprietary biology not generally available to researchers in the area, either of which constitute additional value to the Target Collaboration beyond the value of Chiron's Combinatorial Technology capabilities and Combinatorial Libraries, Chiron will be entitled to reasonable compensation for the additional value added. As part of the foregoing discussions, the parties will mutually agree upon applicable compensation, if any, with respect to a Target prior to Ciba's selection of that Target as a Selected Target.

4.1.2     Upon request by Ciba and receipt of the payments required pursuant to
     Section 4.2.3 Chiron will provide Ciba with sufficient quantities of existing Chiron Combinatorial Libraries for the purpose of screening against the Selected Targets.

4.1.3 Chiron shall have no obligation to provide Ciba, for use in the Target Collaboration, any Chiron Combinatorial Library developed by Chiron jointly with a third party, or developed solely by Chiron but pursuant to the terms of an agreement with a third party, or developed for Chiron's use
     outside the Target Collaboration.   Chiron Combinatorial Libraries
     developed jointly with or under agreement with third parties will not be available for use in the Target Collaboration unless such third party consents, and shall then be subject to such additional terms and conditions as may be imposed by the third party. Chiron will inform Ciba of any such additional terms and conditions prior to the use of any such Chiron Combinatorial Library hereunder.

4.2  RESEARCH PROGRAM

4.2.1 The parties agree to enter into a research program to utilize Combinatorial Libraries, including libraries designed pursuant to such research program, to screen against the Selected Targets, to optimize hits and to produce sets of compounds achieving Research Compound or above status in the Target Collaboration Field. Once the Selected Targets have been determined pursuant to Section 4.1, the parties agree that during the term of the Target Collaboration they will collaborate exclusively with each other in the Target Collaboration Field with respect to the Selected Targets, subject to the following:

     (a) The parties recognize that this Agreement is intended to focus on compound discovery, optimization and development within the Target Collaboration Field. The parties agree to include within the Target Collaboration any internal programs or collaborations which would otherwise constitute competing discovery and optimization programs with respect to the Selected Targets within the Target Collaboration Field. However, Ciba will not be precluded from acquiring rights to and pursuing, independently of the Target Collaboration, individual third party compounds against the Selected Target which have already reached at least the Research Compound Stage, provided that no data or information arising from the Target Collaboration is used in connection with such development. In such event, the Target Collaboration as to such Selected Target will continue to be governed by all terms of this Agreement, including without limitation the diligence obligations set forth in Section 4.3.10.

     (b) Either party may from time to time wish to acquire technology or collaborate with third parties within the Target Collaboration
            Field to enhance the prospect of success and be included within the Target Collaboration (e.g. with a university in the development of an assay). Since such transactions may have financial impact on, or affect intellectual property, confidential information or product rights of, the other party hereunder, neither party will enter into such a transaction without the approval of the other party, which approval shall not be unreasonably withheld. If one party bears the financial burden of such a third party collaboration, the parties will reasonably discuss whether an adjustment should be made to the compensation payable to such party pursuant to Section 4.3.

     (c) Nothing herein shall restrict either party from establishing programs outside the Target Collaboration Field with respect to the same Selected Targets, including for example and without limitation, biological or gene therapy approaches to such Selected Targets.

     (d) Both parties acknowledge that Chiron is currently party to, and may in the future enter into additional, target collaborations with third parties. Chiron may also enter into future transactions with third parties which involve technology transfer independent of collaborations on specific targets. With respect to any such arrangements, the parties understand as follows:

          (i) Chiron will not provide third parties with Chiron Combinatorial Libraries or licenses under Chiron Library Patents, or actively participate with third parties in the design of new Combinatorial Libraries or compounds, for use with the Selected Targets during the term of the Target Collaboration, or otherwise in violation of the licenses granted pursuant to Section 4.7.1 hereunder. With respect to target specific collaborations which Chiron enters into after the execution date of this Agreement, Chiron will impose restrictions on third party use of selectivity assays directed toward Ciba's Selected Targets which are similar to the restrictions set forth in Section 4.2.11(a).

          (ii) However, Chiron will not be required to restrict future third party recipients of technology transfer from utilizing the transferred technology to design or synthesize Combinatorial Libraries for use against any target, including Selected Targets, provided that Chiron does not participate in such design or grant licenses in violation of Section 4.2.1(d)(i).

          (iii) In the course of target collaborations with third parties, compounds may be identified against targets other than Selected Targets, which compounds prove useful against the Ciba Indications, as identified under Section 4.3. Chiron shall not be required to restrict the ability of any third party to pursue all indications of such compounds, despite the fact that some overlap with the Ciba Indications may exist; except in the event that the compound itself is licensed exclusively to Ciba pursuant to Section 4.7.1(b).

          (iv) Ciba acknowledges that Chiron and/or its Affiliate, Chiron Mimotopes Pty Ltd, currently engage in the design and sale of pins for use in organic chemistry, and will continue to engage in such business, including progressively newer generations of pins. Chiron Mimotopes currently does, and will continue to, engage in synthesis of peptides and other compounds based on specifications provided by third parties. Chiron and Chiron Mimotopes will not be required to impose any target restrictions with respect to any such sales or services.


4.2.2 The Target Collaboration shall be implemented by project teams ("Target Project Teams"), membership of which will be according to the needs of the particular project. The leaders of the Target Project Teams shall be nominated by the Steering Committee. In the event of deadlock on any matter the Target Project Teams shall refer such matter to the Steering Committee.

With respect to the Target Collaboration, the Steering Committee shall function as defined in Article 2, except that Ciba's views shall prevail, subject to all other terms of this Article 4, in the selection of, replacement of, or abandonment of, Selected Targets.

4.2.3 In consideration of the exclusive rights given to it with respect to the Selected Targets Ciba shall make a once and for all payment to Chiron of [CONFIDENTIAL TREATMENT REQUESTED] for each of the two initial Selected Targets, ([CONFIDENTIAL TREATMENT REQUESTED] in total). This amount shall be payable upon the Commencement Date.

4.2.4 In addition, Ciba shall pay Chiron's fully-burdened costs per year per FTE actively engaged in the Target Collaboration. The initial rate shall be [CONFIDENTIAL TREATMENT REQUESTED] per FTE per year, this amount to be increased annually, effective January 1 of each calendar year, based on increases in the [CONFIDENTIAL TREATMENT REQUESTED] for the previous calendar year. Such indexing shall occur initially as of January 1, 1996, regardless of whether payments pursuant to this Section 4.2.4 have then occurred. This payment compensates Chiron for all ordinary travel and subsistence expenses incurred by such FTE's, but excludes expenses of extraordinary travel or exceptionally long stays, which shall be separately reimbursed in amounts to be mutually agreed upon by the parties. For the purposes of this Section 4.2.4, travel which exceeds (i) travel necessary to attend meetings of the Target Project Team and/or Steering Committee, plus (ii) [CONFIDENTIAL TREATMENT REQUESTED] days per year per FTE, shall be considered extraordinary travel or exceptionally long stays.

   Unless otherwise agreed in writing, Chiron shall make available an average of [CONFIDENTIAL TREATMENT REQUESTED] FTEs per year for each of the two Selected Targets. Such FTEs shall include a balanced group of Ph.D. or equivalent and other scientists. For the avoidance of doubt, if research effort on one of the Selected Targets is reduced or terminated before the end of the Target Collaboration, the FTE's employed on that Target shall be deployed on the remaining Selected Target or Targets for the remainder of the Target Collaboration.

   The annual cost of such FTEs shall be due and payable in equal semi-annual installments in advance, on the following schedule. The first such payment shall be due and payable upon the Commencement Date, and shall cover the FTE cost from such date through the end of the then current semi-annual period, on a prorated basis. Thereafter, FTE payments for each semi-annual period shall be due and payable on each January 15 and July 15 for the remainder of the term of the Target Collaboration the last payment also being prorated.

4.2.5 Ciba may elect to add up to two Selected Targets, increasing the total number of Selected Targets to a maximum of four at any time. Collaboration on any such additional Selected Targets shall continue for a minimum of two years, and Ciba agrees to extend the Target Collaboration as necessary to accommodate such requirement. The proposed additional Targets shall be selected by Ciba in the same manner as is provided in Section 4.1.1 and shall not be Third Party Excluded Targets. Ciba agrees to pay a one time fee of [CONFIDENTIAL TREATMENT REQUESTED] per Target added. At the time a Target is added, the parties shall mutually agree upon the number of additional FTE's needed in connection with each such Target and the cost thereof. Ciba agrees to pay for the FTE cost of, and Chiron agrees to make available, such additional FTE's, all in the same manner as is set forth in Section 4.2.4.

4.2.6 The parties agree to work on each Selected Target for a reasonable period of time. Ciba may elect to abandon any of the Selected Targets at any time during the term of the Target Collaboration for scientific, technical or commercial reasons, on written notice to Chiron. Ciba shall select a replacement Selected Target for each abandoned Target, to the extent necessary to maintain at least two Selected Targets within the Target Collaboration; provided that if a Selected Target is abandoned within the last six months of the Target Collaboration, Ciba need not select a replacement, so long as Ciba continues to pay for the full [CONFIDENTIAL TREATMENT REQUESTED] FTE commitment pursuant to Section
     4.2.4. Replacement Selected Targets will be selected in the same manner as is provided in Section 4.1.1 and shall not be Third Party Excluded Targets. Collaboration on any such replacement Selected Target shall continue for a minimum of two years, and the collaboration shall be extended as necessary to allow for such two year period. No further payment shall be made by Ciba pursuant to Section 4.2.3 for a Target selected to replace any Selected Target.

4.2.7 Ciba and Chiron shall cooperate in the use of assays developed prior to or during the Target Collaboration by Ciba and/or Chiron for the identification or further characterization of a compound or compounds for the two Selected Targets.

     Each party agrees not to use outside the Target Collaboration any assays which have been independently developed by the other party outside the Target Collaboration and provided for use in the Target Collaboration, except with the prior written consent of the providing party and on terms to be negotiated in good faith.

     From time to time, Ciba may request Chiron to utilize the FTE's provided pursuant to Section 4.2.4 to develop new assays with respect to the Selected Targets. Chiron agrees to undertake such assay development subject to availability of resources for such work. If such development involves then existing proprietary biology of Chiron which adds value, Chiron will be entitled to mutually agreed compensation for the value
       added in the same manner as is provided in Section 4.1.1.   New assays
       developed as part of the Target Collaboration will be available to both parties for use outside the Target Collaboration, without compensation to the other party except pursuant to the preceding sentence.

4.2.8 The Target Project Teams shall meet as often as may be required for the purposes of the collaboration but in any event not less than four times per year, again unless otherwise agreed by the parties. Written reports of such meetings and of the status of the individual projects shall be submitted to the Steering Committee. Unless otherwise agreed, meetings shall alternate between the relevant sites of Chiron and Ciba.

4.2.9 Chiron will keep records of the time spent by its FTEs on the Target Collaboration. Ciba shall have the right to have these records audited, in the same manner as is set forth in Section 7.4. Chiron will report the
     level of FTE effort to Ciba on a semi-annual basis.   During the course of
     the Target Collaboration, Chiron will notify Ciba if it becomes apparent that the level of effort at Chiron is expected to exceed the level required under Section 4.2.4.

     If the level of effort is less than an average, on an annual basis, of the number of FTE's required pursuant to Section 4.2.4, Ciba will be entitled to additional FTE effort in subsequent semi-annual periods, such that the required annual average is restored. Conversely, if the average annual level of effort by Chiron exceeds the number of FTE's required and funded pursuant to Section 4.2.4, Chiron will be entitled to reduce the FTE effort in subsequent semi-annual periods, such that the required annual average is restored. At the end of the Target Collaboration, the parties will restore any such imbalance between actual and funded FTE's either through appropriate payments or refunds, or through an extension of the Target Collaboration until the balance is restored.

4.2.10    If a Selected Target is abandoned pursuant to Section 4.2.6, ownership and all rights to all data and information resulting from the Target Collaboration with respect to such abandoned Target shall be determined as follows, subject to the provisions of Section 4.2.11:

          (a) Either party shall be free to use, without further compensation to the other, information generally applicable to the abandoned Target or to multiple targets, such as assay technology, animal models, etc. Either party shall also be free to use information otherwise in the public domain.

          (b) Chiron shall have the exclusive right to use all unpublished compound specific information, including without limitation bioactivity and profile information (collectively, the "Compound Data") with respect to the abandoned Target, subject to payment of a royalty to Ciba on any products resulting from the use of such Compound Data, at a rate between [CONFIDENTIAL TREATMENT REQUESTED], to be mutually determined. Such rights shall include the patent licenses granted pursuant to

                    Section 4.7.2(c). Chiron shall have the right to use the Compound Data to conduct research and development of such products alone or with a third party. For the purposes of
                    Article 9 hereof, the Compound Data will be deemed Proprietary Information of Chiron following the abandonment of the Selected Target.

               (i)   From such time as Chiron elects to proceed with a third
                         party, Ciba shall have no right to resume research and development using the Compound Data with respect to the abandoned Target.

               (ii)  If Chiron is not proceeding with a third party and Ciba wishes to resume research and development with respect to the abandoned Target using Compound Data, Ciba will have the following rights:

                    (aa) If Ciba wishes to resume within five (5) years after
                              the Commencement Date and Chiron has not commenced its own research and development program with respect to the abandoned Target, Ciba may add the abandoned Target to the collaboration as a Selected Target pursuant to Section 4.2.5, or may replace another Selected Target with the abandoned Target pursuant to Section 4.2.6.

                    (bb) If Ciba wishes to resume within five (5) years after
                              the Commencement Date and Chiron has commenced its own research and development program with respect to the abandoned Target, Ciba may buy in to a co-development program with Chiron in the same manner as is set forth in Section 4.3.6.

                    (cc) If Ciba wishes to resume more than five (5) years after the Commencement Date, which period may be extended as provided below, Ciba shall be free to pursue the abandoned Target using the Compound Data, subject to payment of a royalty to Chiron on any products resulting from such information at a rate between [CONFIDENTIAL TREATMENT REQUESTED], to be mutually determined. If Chiron is then pursuing the abandoned target, alone or with third parties, Ciba will not be entitled to any licenses under any patents covering the Compound Data which have been assigned or exclusively licensed to Chiron. If Chiron has also abandoned the target at that point, Ciba will be entitled to such licenses under such patents as will enable Ciba to proceed, and Chiron will retain such rights as will enable Chiron to resume its activity with respect to such target in the future, unless otherwise agreed by the parties at the time. The five (5) year period referenced in this subsection (cc) shall be reasonably extended if the Selected Target is abandoned late in the Target Collaboration, to allow Chiron reasonable time to either commence its own activities with respect to such target, or to seek a third party collaborator.

4.2.11    The parties recognize that in the course of the collaboration, the parties will test Compound Hits and potential Research Compounds in assays directed toward Targets other than Selected Targets for selectivity purposes.

          (a) If the selectivity assay is directed toward a Third Party Excluded Target, Ciba shall have the right to use the results only for the purpose of determining selectivity of its compounds against the Selected Target. If the assay identifies activity against the Third Party Excluded Target, the parties shall reasonably discuss whether Chiron will have the right to use such results with its third party collaborator in a research and development program against the Third Party Excluded Target, subject to a reasonable royalty to Ciba at a rate between [CONFIDENTIAL TREATMENT REQUESTED]. In the absence of such an arrangement, neither party shall have any rights to use the data in any program directed against the Third Party Excluded Target.

          (b)  If the selectivity assay identifies activity against any Target other than a Third Party Excluded Target, the parties will consider whether such other Target should be included within the Target Collaboration as an added or replacement Target. If not, the parties will mutually determine the respective rights of either or both of them to use such results in independent programs directed toward such Target and the appropriate compensation therefor, which shall consist of a reasonable royalty at a rate between [CONFIDENTIAL
                              TREATMENT REQUESTED].

4.3  RESEARCH COMPOUNDS AND DEVELOPMENT CANDIDATES

     The provisions of this Section 4.3 shall apply only to compounds that achieve Research Compound status or above within [CONFIDENTIAL TREATMENT REQUESTED]years after the end of the Target Collaboration. As to such compounds, the parties agree that product development and commercialization rights will be allocated as follows:

4.3.1 For each of the Selected Targets, once Compound Hits have been identified through the primary Target assay, Ciba will prepare a preclinical research and development plan, including protocols and timetables for profiling and other steps necessary to move Compound Hits to the Research Compound stage in the indication(s) of primary interest to Ciba (the "Ciba Indications"). The plan will be submitted to the Steering Committee for information purposes. Based on the plan, the Steering Committee will agree on the criteria for success, for the purpose of determining which compounds will become available for Chiron development pursuant to Section 4.3.3.

4.3.2     Compounds meeting the criteria for success determined under Section
       4.3.1 will be available for development by Ciba. While the parties anticipate that Ciba's development program will focus on the Ciba Indications, Ciba shall have the right to fully develop any compound it selects as an EDC for any indications except that Ciba agrees not to pursue any compound arising from the Target Collaboration against the indications set forth in Exhibit E without Chiron's prior written consent.

4.3.3 Compounds which are not tested or do not meet the criteria for success determined under Section 4.3.1 will become available for development by Chiron in indication(s) (the "Chiron Indications") other than the Ciba Indications, subject to the provisions of this Section 4.3. At its meetings, the Steering Committee will review which compounds become available for Chiron development pursuant to this Section 4.3.3. If Chiron wishes to proceed with development of such compounds in the Chiron Indications, Chiron will prepare a preclinical research and development plan, including protocols and timetables for profiling and other steps necessary to move Compound Hits to the Research Compound stage in the Chiron Indications. Such plan will be submitted for information purposes to the Steering Committee. Based on the plan, the Steering Committee
       will agree on the criteria for success.   Development rights to compounds
       which do not meet the criteria for success under the Chiron plan shall be subject to mutual agreement.

     Ciba retains the right to continue to screen, in the Ciba Indications, compounds which are available for Chiron development pursuant to this
       Section 4.3.3.


4.3.4 Chiron agrees not to pursue regulatory approval of any compounds for the same or overlapping indications to the Ciba Indications, as the Ciba Indications are identified as of the earlier of [CONFIDENTIAL TREATMENT REQUESTED]. If the Ciba Indications change after that point, the provisions of Section 4.3.6 shall govern. Chiron shall have the right to fully develop any compound it selects as an EDC for any indications other than the Ciba Indications identified as provided in this Section 4.3.4.

   The determination of whether Chiron Indications are the same or overlapping with the Ciba Indications shall be made jointly by Ciba and Chiron, and shall be based on all relevant information available at that time. Relevant considerations include differences in Target subtype or isozyme, chemical structure, pharmacology, mode of administration, therapeutic or toxicity profile, or expected disease indications. Examples of anticipated overlapping indications include the following, without limitation: serotonin re-uptake inhibitors for anxiety and depression; estrogen receptor antagonists for breast and ovarian cancer; estrogen replacement for menopause and osteoporosis; ACE inhibitors for hypertension, congestive heart failure and renal insufficiency.

4.3.5 The parties will communicate with each other as to the progress of their respective development programs, and will share with each other the results of such programs. To the extent that such programs continue during the [CONFIDENTIAL TREATMENT REQUESTED] following the end of the Target Collaboration, such communication shall also continue during that period; and the Steering Committee will continue to meet during that period as necessary to carry out the provisions of this Section 4.3.

4.3.6     If Chiron is developing a compound for Chiron Indications pursuant to
     Section 4.3.3, and Ciba, as a result of its continued testing in the Ciba Indications, determines that it is also interested in developing such Chiron compound for Ciba Indications, or if it becomes apparent through other available data that the Chiron compound also has utility in the Ciba Indications, Ciba has the right to buy in to a co-development program with Chiron with respect to such compound. Unless otherwise agreed, the parties will then proceed with a joint development program with further costs shared equally, 50/50 profit sharing, and shared marketing rights, all on commercially reasonable terms to be negotiated by the parties.

   Ciba may exercise this buy in right at any time prior to [CONFIDENTIAL
       TREATMENT REQUESTED] at a mutually agreed upon buy in price, to be determined based upon each party's investment in the research and development of such compound to the date of buy in, investment by either party in generating preclinical and clinical data with respect to other compounds that is useful in the development of such compound, the risk assumed by each party to such date, and the market potential likely to result from each party's indication rights.

4.3.7 If Chiron wishes to engage a partner to develop any compound under this Section 4.3, Chiron agrees to offer Ciba the right of first negotiation to co-develop such compound.

4.3.8     (a)  Ciba shall make a milestone payment of [CONFIDENTIAL TREATMENT
            REQUESTED] on [CONFIDENTIAL TREATMENT REQUESTED].

     (b) For Ciba EDCs, which are developed exclusively by Ciba, the following milestone payments shall be made by Ciba to Chiron:

          - [CONFIDENTIAL TREATMENT REQUESTED]
               and

          - [CONFIDENTIAL TREATMENT REQUESTED]

       For clarity of understanding, the milestones referred to in Section
          4.3.8(a) and (b) shall each be payable only once for each compound; such that the maximum aggregate milestone payments for a single compound will be [CONFIDENTIAL TREATMENT REQUESTED].

       (c) Chiron will not be required to pay milestones with respect to its EDCs or Chiron Products.

       (d) For each Ciba Product, Ciba shall pay to Chiron royalties on Net Sales made by Ciba, its Affiliates or licensees, at the rate of [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales if aggregate annualized worldwide Net Sales for that Ciba Product do not exceed [CONFIDENTIAL TREATMENT REQUESTED], and [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales if aggregate annualized worldwide Net Sales for that Ciba Product exceed
               [CONFIDENTIAL TREATMENT REQUESTED].

            For Chiron Products, Chiron shall pay to Ciba royalties at the rate of [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales made by Chiron, its Affiliates or licensees.

            In the event that, on a country by country basis, a Ciba Product or a Chiron Product is not covered by a patent which prevents the lawful manufacture, use or sale of such product by a third party, or the relevant patent has expired, the royalties otherwise payable hereunder with respect to the sale of such Ciba Product or Chiron Product in such country shall be reduced by [CONFIDENTIAL TREATMENT REQUESTED].

            Should either party have to pay royalties to a third party under an issued valid claim of a third party patent which is infringed by the manufacture or sale of a Ciba Product or a Chiron Product, including royalties payable to third parties pursuant to Sections 3.2.2, 3.2.3 or 4.1.3, [CONFIDENTIAL TREATMENT REQUESTED] of the royalties payable to such third party shall be deducted from royalties due to Ciba or Chiron hereunder, provided, however, that in no event shall the aggregate reductions in royalties arising from this paragraph and/or the preceding paragraph result in royalties on a Ciba Product of less than [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales if aggregate annualized worldwide Net Sales of that Ciba Product do not exceed [CONFIDENTIAL TREATMENT REQUESTED] or less than [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales if aggregate annualized worldwide Net Sales exceed [CONFIDENTIAL TREATMENT REQUESTED], or in royalties on Chiron Products of less than [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales.

            Royalties shall be paid until expiry of the patents on a country by country basis or for [CONFIDENTIAL TREATMENT REQUESTED] from the first commercial launch in each country, whichever is longer.

            If "off-label" prescribing or administration of a Chiron Product or a Ciba Product should result in a significant loss of revenue to the other party with respect to its products developed hereunder, the parties agree to meet and discuss whether adjustments to royalties on either product are appropriate.

4.3.9 For the purposes of this Section 4.3, a Ciba Product or a Chiron Product includes all products containing the same active compound, or a compound which is a derived from the active compound (such as a different salt, ester, crystal form or the like), regardless of other differences, such as dose, dosage form, indication and the like.

4.3.10    Unless the parties are engaged in co-development of a compound, each party agrees to use commercially reasonable diligence to develop and commercialize at [CONFIDENTIAL TREATMENT REQUESTED] per Selected Target, in the case of Ciba, and [CONFIDENTIAL TREATMENT REQUESTED] in the case of Chiron. Each party will keep the other informed of its development of products under this Section 4.3, not less frequently once per year. In the event that Ciba fails to diligently pursue development and commercialization of [CONFIDENTIAL TREATMENT REQUESTED] per Selected Target, Ciba shall either abandon such Selected Target pursuant to Section 4.2.6, or invite Chiron to participate in the co-development of compound(s) for such Selected Target. In the event that Chiron fails to pursue diligently the development and commercialization of [CONFIDENTIAL TREATMENT REQUESTED] Chiron shall either abandon such product or invite Ciba to participate in co-development of compound(s) for such Selected Target.


4.4  COMPOUNDS NOT ACHIEVING RESEARCH COMPOUND STATUS

       The arrangements set out in Section 4.3 shall not apply to any compounds that do not achieve Research Compound status or above by the end of the [CONFIDENTIAL TREATMENT REQUESTED] period following the end of the Target Collaboration. At the end of such [CONFIDENTIAL TREATMENT REQUESTED] period, the parties will meet and inventory all compounds at or near Research Compound stage or above, and the indications thereof, being pursued by either party under this Agreement at that time. Either party will be free to develop and commercialize any compounds arising from this Collaboration which are not at least at or near Research Compound stage at the end of such [CONFIDENTIAL TREATMENT REQUESTED] period, without royalty or milestone obligations to the other party; provided that (i) Ciba agrees not to pursue such compounds for Third Party Excluded Targets identified at the time of such inventory; and (ii) for an additional [CONFIDENTIAL TREATMENT REQUESTED], neither party will pursue any such compounds for any indications of compounds being pursued by the other party under this Agreement, as identified in such inventory.


4.5  PRODUCTS DEVELOPED INDEPENDENTLY OF THE TARGET COLLABORATION

     The provisions of this Article 4 shall not apply to any compounds developed independently by Ciba, by Chiron or by a third party, prior to or after the term of the Target Collaboration, or during such term to the extent permitted under Section 4.2.1, so long as such independent development is without the use of data or information arising from the Target Collaboration.


4.6  TITLE TO NEW INVENTIONS AND PATENT RIGHTS

4.6.1     New inventions and discoveries shall be owned as follows:

     (a) All Compound Patents based on inventions or discoveries made pursuant to the Target Collaboration shall be owned [CONFIDENTIAL TREATMENT REQUESTED]. Each party shall require its employees, agents, and consultants to assign any such inventions [CONFIDENTIAL TREATMENT REQUESTED], as of the date the invention was made.

     (b) Library Patents with respect to Chiron Combinatorial Libraries shall be owned by Chiron; Library Patents with respect to Ciba Combinatorial Libraries shall be owned by Ciba; and Library Patents with respect to Joint Combinatorial Libraries shall be owned by the parties jointly.

     (c) All inventions or discoveries made pursuant to the Target Collaboration which do not result in Compound Patents or Library Patents, but are inventions within the Technology Transfer Field shall be governed by Section 3.4.1.

     (d) All inventions or discoveries which are not governed by Section 3.4.1 or by the remaining provisions of this Section 4.6.1 shall be owned based on inventorship, as determined in accordance with United States patent law.

4.6.2 Patents and patent applications shall be drafted, filed, prosecuted and maintained by the party owning the patent rights. The parties shall agree which party is to draft, file, prosecute and maintain joint patents on a case-by-case basis. In all cases, each party shall keep the other party informed as to the status and progress of all relevant patents and patent applications; and shall draft, file, prosecute and maintain joint patents and patent applications in consultation with the other party.

4.6.3 The parties shall be jointly responsible for all expenses associated with the filing, prosecution and maintenance of joint patents, including Compound Patents.


4.7  LICENSES

4.7.1 Subject to the terms and conditions of this Agreement, Chiron hereby grants the following licenses to Ciba:

     (a) A worldwide exclusive license, without right to sublicense, during the term of the Target Collaboration, under Chiron
               Library Patents and Chiron know-how and trade secrets relating to Chiron Combinatorial Libraries, to screen Chiron Combinatorial Libraries against the Selected Targets. Such license shall automatically terminate as to Selected Targets which are abandoned by Ciba.

     (b) A worldwide exclusive license under Chiron's interest in Compound Patents to develop, make, have made, use and sell Ciba
               Products. Ciba shall have the right to grant sublicenses under such license to Affiliates of Ciba, and to third parties; provided that Ciba's rights to sublicense the manufacture or sale of Ciba Products to third parties shall be subject to the terms and conditions of the Cooperation Agreement.

4.7.2 Subject to the terms and conditions of this Agreement, Ciba hereby grants the following licenses to Chiron:

     (a) A worldwide, non-exclusive license, without right to sublicense, during the term of the Target Collaboration, under Ciba Library Patents and Ciba know-how and trade secrets related to Ciba Combinatorial Libraries, to screen Ciba Combinatorial Libraries against Selected Targets pursuant to the Target Collaboration.

       (b) A worldwide exclusive license under Ciba's interest in Compound Patents to develop, make, have made, use and sell
               Chiron Products. Chiron shall have the right to grant sublicenses under such licenses to Affiliates of Chiron, and to third parties; provided that Chiron's rights to sublicense the manufacture or sale of Chiron Products to third parties shall be subject to the terms and conditions of the Cooperation Agreement.

       (c) With respect to Selected Targets abandoned by Ciba, Ciba shall assign to Chiron its interest in any Compound Patents, use patents or any other patents arising from the Compound Data to Chiron. Chiron shall retain the exclusive right, under all such patents, to make, have made, use and sell products directed against the abandoned Target, with right to sublicense to Chiron Affiliates or third parties, all in accordance with Section
               4.2.10. In the event that compounds identified pursuant to the Target Collaboration as active against the abandoned Target were made by Ciba prior to the execution of this Agreement, Ciba shall grant to Chiron a worldwide exclusive license to make, have made, use and sell such compounds in Chiron Products against the abandoned Target. Ciba shall retain rights to such compounds for use other than against the abandoned Target.


4.8  USE OF COMBINATORIAL LIBRARIES

4.8.1 The parties acknowledge that the Chiron Combinatorial Libraries screened pursuant to the Target Collaboration will also be screened by Chiron, its Affiliates and contractors, and by third parties outside this collaboration. The rights of the parties with respect to compounds identified through this collaboration will be subject to rights arising as a result of such use of the libraries outside this collaboration. The parties agree that the determination of ownership, patent and license rights to compounds contained in Chiron Combinatorial Libraries shall be based on the first to invent the subject matter in question, as determined under U.S. Patent Law. Except as expressly stated in Section 3.5 or
     Section 4.7, no implied rights or licenses are granted hereunder to any inventions or patent rights arising outside this Agreement, including without limitation rights under dominating patent claims. The following principles shall apply.

   (a) Ciba agrees to notify Chiron in writing as soon as possible following identification of any Compound Hit. Chiron shall be entitled to rely on the content and timing of receipt of notices of identification of compounds received from all users of Chiron Combinatorial Libraries as evidence of which party is first to invent and in determining whether conflicts exist.

   (b) If, at any time, Chiron believes in good faith that a conflict exists among parties who are each entitled to exclusive rights to compounds contained in Chiron Combinatorial Libraries, with respect to patent applications filed or to be filed by

            Chiron, Chiron shall notify each party involved of the existence of the conflict, the claims of such party which are involved, and the identity of (but not the specific compounds or claims of) the other party. Ciba hereby consents to such notification under Article 9 hereof. Chiron shall not be required to take any action in filing new patent applications or amending existing applications with respect to the conflicting subject matter, except on instructions approved by both parties to the conflict. However, Chiron shall have the right, but not the obligation, to take such actions as Chiron believes in good faith will protect the rights of both parties to the conflict, pending receipt of such jointly approved instructions (e.g. filing potentially conflicting applications, combining conflicting subject matter into a CIP application, filing continuations of applications to prevent double patenting rejections of another application, etc.)

4.8.2 Ciba retains the right to use Ciba Combinatorial Libraries (and any other libraries owned by Ciba) outside the Target Collaboration; and Chiron retains the right to use Chiron Combinatorial Libraries (and any other libraries owned by Chiron) outside the Target Collaboration, in each case without restriction, except as expressly provided herein.

4.8.3 Each party shall have the right to use Joint Combinatorial Libraries outside the Target Collaboration, subject to the following conditions:

     (a) Ciba shall not use any Joint Combinatorial Library in connection with Third Party Excluded Targets, determined as of the time of creation of the Joint Library.

     (b) In the event that either party (the "providing party") reasonably believes that its strategic proprietary rights to components which such party provided for a Joint Combinatorial Library would be jeopardized by use of such library by a third party, the providing party may preclude third party use of such Joint Combinatorial Library, or the parts thereof containing such proprietary component, without the prior consent of the providing party. The providing party will notify the other party of any such intended restrictions at the time of the design or development of the Joint Combinatorial Library, and in any event at the request of the other party prior to the use of the Joint Combinatorial Library outside the Target Collaboration.

     (c) In the event of use of a Joint Combinatorial Library outside the Target Collaboration by one party, the parties shall reasonably and mutually determine if the other party should be entitled to a royalty on products arising from such use. Such royalty, if any, shall be at a rate between [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales, to be mutually determined, based on such factors as the uniqueness of the library or the proprietary nature of its components. At the time of determination of the royalty rate, the parties will also determine the time period during which use of the Joint Library will result in a

                                      -35-
               royalty on products arising from such use, which time period will be reassessed by the parties three years following the end of the Target Collaboration.


5  PATENT ENFORCEMENT

5.1 In general, the owner of any patent shall have the right to enforce such patent against third parties at the owner's expense, and the owner shall be entitled to all recoveries. In the case of jointly owned patents, the parties shall mutually determine how to proceed.

5.2 Each party shall notify the other party of any third party infringement activity of which it becomes aware; and each party shall reasonably cooperate with the other party in connection with the enforcement of patent rights pursuant to this Article 5.


6  INDEMNITY; NO WARRANTIES

6.1 In the event that a Ciba Product or a Chiron Product is developed solely by Ciba or solely by Chiron, under the terms of this Agreement, or in the event that either party develops a product outside this collaboration under licenses granted under this Agreement, the developing party agrees to indemnify, defend and hold harmless the non-developing party and its Affiliates, and their respective officers, directors, shareholders, and employees, from and against all claims, losses, costs, damages and liability of any kind, including without limitation attorneys fees, (collectively "Liabilities") arising in connection with the development, manufacture, use or sale of such product, except for Liabilities arising as a result of breach by the non-developing party of its obligations under this Agreement, or any manufacturing, marketing or other agreement with respect to the product in question. The indemnified party shall not make any admission of liability nor take any other action which could prejudice the defence of such claim or lawsuit by the indemnifying party.

6.2 In the event that a product is co-developed by both parties pursuant to this Agreement, each party (the "indemnifying party") agrees to indemnify, defend and hold harmless the other party and its Affiliates, and their respective officers, directors, shareholders, and employees, (collectively, the "indemnified party"), from and against all Liabilities arising from the wilful misconduct, failure to comply with applicable law, regulation or government order, or breach of this Agreement, or any related agreements, by the indemnifying party in connection with the development, manufacture, use or sale of such product.

     In the event that any Liability arises in connection with the development, manufacture, use or sale of such a product which is not covered by the previous paragraph, the party sued shall be responsible for its own defense at its own expense. Such party shall be entitled to deduct the cost of such defense, as well as all damages or other amounts paid in settlement or disposition of such matter, from Net Sales of the product in question prior to the allocation of the profits between the parties.

6.3 In all cases, the indemnified party shall promptly notify the indemnifying party of receipt of any claim or lawsuit subject to Section 6.1 or 6.2, and shall cooperate with the indemnifying party in connection with the investigation and defense of such claim or lawsuit. The indemnifying party shall have the right to control the defense, with counsel of its choice, provided that the indemnified party shall have the right to be represented by advisory counsel at its own expense. The indemnifying party shall not settle or dispose of the matter in any manner which could affect the rights or liability of the indemnified party without the indemnified party's prior written consent, which shall not be unreasonably withheld.

6.4 EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY, AND EACH PARTY EXPRESSLY DISCLAIMS ALL DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY COMBINATORIAL LIBRARIES OR OTHER BIOLOGICAL OR CHEMICAL MATERIALS OR INFORMATION PROVIDED TO THE OTHER PARTY PURSUANT TO THIS AGREEMENT.

     Each party acknowledges that all Combinatorial Libraries and other biological or chemical materials provided by the other party pursuant to this Agreement are experimental and agrees to take reasonable precautions to prevent personal injury, illness and/or property damage with respect to its handling and use thereof.


7  PAYMENTS AND ACCOUNTING

7.1  All payments hereunder shall be made in U.S. Dollars.

7.2 Each party shall keep true and correct accounts of sales of all products in respect of which royalties are payable to the other party pursuant to this Agreement, and the calculation of Net Sales and royalties with respect thereto, and shall deliver to the other party written statements thereof in such form as both shall agree upon within sixty (60) days following the end of each calendar quarter and at the same time shall pay to the other party the amount of such royalties shown to be due.

7.3 All royalties shall be earned in the local currency of the country where the applicable Net Sales are made, but shall be converted for payment into U.S. Dollars, in accordance with the standard procedures used by the paying party in converting currencies of worldwide product sales for its products generally.

     If royalties cannot be remitted from a country, the parties will work together to arrive at an equitable solution for paying such royalties to the other party.

     Any withholding or other tax that the paying party is required by law to withhold and pay on behalf of the other party with respect to the royalties payable to the other party under this Agreement shall be deducted from said royalties and paid contemporaneously with the remittance to the other party; provided, however, that in regard to any tax so deducted, the paying party shall furnish the other party with proper evidence of the taxes paid on its behalf.

7.4 Each party shall have the right to have an independent certified public accountant of its own selection and at its own expense, except one to whom the other party may have reasonable objection, examine the relevant books and records of account of the other party during reasonable business hours, to determine whether appropriate accounting and payment have been made hereunder. Said independent certified public accountant shall treat as confidential, and shall not disclose to party requesting the audit, any other information not pertaining to the royalty amounts payable under this Agreement. Such examination can be undertaken at any time within two years after the date on which such royalty amounts were due and payable.


8    PUBLIC ANNOUNCEMENTS

     The parties will mutually agree on a press release to be issued upon execution of this Agreement. Neither party shall make any subsequent public announcement concerning the terms of this Agreement not previously made public without the prior written approval of the other party with regard to the form, content and precise timing of such announcement, except such as may be required to be made by either party in order to comply with applicable law, regulations or court orders. Such consent shall not be unreasonably withheld or delayed by the other party. Prior to any such public announcement, the party wishing to make the announcement will submit a draft of the proposed announcement to the other party in sufficient time to enable the other party to consider and comment thereon. Nothing in this section shall preclude disclosures by either party to third parties under confidentiality restrictions in order to carry out the purposes of this Agreement or to define the scope of rights which may be granted to a third party without violating this Agreement.


9    CONFIDENTIALITY

9.1 Except as specifically authorized under the terms of this Agreement each party shall, for the term of this Agreement and for five (5) years after its termination for any reason whatsoever, treat any proprietary information disclosed to it by the other party as strictly confidential, and shall not disclose such proprietary information to third parties or use it for purposes other than those authorized herein.

     Except as set forth in the exceptions hereinafter any information, data or material, including without limitation, software, technology, business plans or information, communicated to the other which is identified as confidential, or which the other party has reason to believe is confidential, will be deemed and treated as Proprietary Information.

     Proprietary Information also includes proprietary chemical, physical or biological materials exchanged pursuant to this Agreement. Access to such Proprietary Information will be limited to those employees or consultants of the party receiving such information or of such party's Affiliates or sublicensees, who reasonably require such information in order to carry out activities authorized pursuant to this Agreement. Such employees or consultants will be advised of the confidential nature of the Proprietary Information and the related confidentiality undertaking.

     Proprietary Information shall not include, and the above confidentiality undertaking shall in no event restrict or impair each party's right to use or disclose any information which:

     (a) at the time of disclosure is in the public domain or thereafter becomes part of the public through no fault of the party receiving such information;

     (b) the party receiving such information can conclusively establish that it was in its possession prior to the time of disclosure;

     (c) is independently made available to the party receiving such information by a third party who is not thereby in violation of a confidential relationship with the other party; or

     (d) the receiving party can establish was independently developed without use of the Proprietary Information of the other party.

     The receiving party shall not be restricted from disclosing such information as is required to be disclosed by law, regulation, or court or governmental order, provided that the receiving party reasonably notifies the disclosing party prior to such disclosure of such requirement.

     Upon termination of this Agreement, and provided the Proprietary
       Information is still of a confidential nature, the party recipient of the Proprietary Information will upon request from the disclosing party either return any such information or destroy the same.

9.2 Information which is developed in the course of the Target Collaboration, and which is not within any of the exceptions to Proprietary Information set forth in Section 9.1, may be used by the parties outside the Target Collaboration as set forth in Article 4. To the extent permitted by Article 4, such information may be disclosed to third parties, subject to confidentiality obligations not less restrictive than those set forth in Section 9.1.

     Neither party will publish or publicly disclose results arising from the Target Collaboration without the prior consent of the other party, which consent shall not be unreasonably withheld. Each party agrees to provide to the other a copy of any proposed publication or public disclosure of such results for review and comment, at least forty-five (45) days prior to release for publication or disclosure.


10 TERM AND TERMINATION

10.1 The Target Collaboration shall have the term set forth in Article 4.

10.2 Unless terminated earlier under Section 10.3, this Agreement shall continue in full force and effect until the expiration of all annual payment, milestone or royalty obligations of either party under Articles 3 and 4, and the expiration of all obligations with respect to co-development or profit sharing under Article 4. Upon expiration of this Agreement under this Section 10.2, the parties shall each have fully paid-up licenses, respectively, under Sections 3.5.1, 3.5.2, 4.7.1(b) and 4.7.2(b) and (c); and the provisions identified in Section 10.3(e) shall survive expiration hereof.

10.3 (a)  In the event of material breach of this Agreement by either party, which is not cured within sixty (60) days following receipt of written notice of the alleged default from the non-breaching party, the matter shall be submitted for resolution to the chief executive officers of each party.

     (b) The parties acknowledge that under this Agreement, each party holds a complex series of ongoing technology rights and licenses, development rights and obligations, and economic rights and obligations, the breach of which may not be adequately compensated in monetary damages alone. The parties therefore agree that each may be entitled to remedies in the nature of specific performance of the obligations of the other.

     (c) Each party further waives the right to terminate this Agreement in its entirety in the event of breach by the other party, except in the event that termination (i) is mutually agreed upon by the parties, or (ii) is ordered by a court of competent jurisdiction, after consideration of all relevant rights and obligations of the parties under the Agreement, and the rights and remedies of the non-breaching party in law or equity, including, without limitation, the extent to which the non-breaching party can be adequately protected through remedies other than complete termination of the Agreement.

     (d) In the event of termination of this Agreement pursuant to this Section 10.3, unless otherwise specifically agreed or ordered pursuant thereto, the following provisions shall survive termination, together with any and all rights and obligations accrued prior to the date of termination:

          (i)   To the extent Ciba has paid in full all of its obligations under
                    Article 3: Section 3.5.1;

          (ii) To the extent applicable to any development candidates or products which remain under development or commercialization by either party following such termination: Sections 4.3, 4.7.1(b), 4.7.2(b) and (c), and 7; and

          (iii) In addition to those set forth in Section 10.3(d)(i) or (ii), the following Sections shall survive any early termination of this Agreement: 3.5.2 and the provisions identified in
                    Section 10.3(e) below.

     (e) The following provisions shall survive any expiration or early termination of this Agreement, together with any other obligations of either party which have accrued as of the effective date of termination or expiration: Sections 3.4, 3.5.3, 4.2.7, 4.2.10, 4.2.11, 4.4, 4.5, 4.6, 4.8, and Articles 5, 6, 8, 9, 10 and 11.

10.4 All licenses granted under this Agreement are deemed to be, for purposes of
          Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined in Section 101 of such Code. The parties agree that the licensee may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event a licensee elects to retain its rights as a licensee under such Code, the licensee shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to the licensee not later than (a) the commencement of bankruptcy proceedings against the licensor, upon written request, unless the licensor elects to perform its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the licensor, upon written request.

10.5 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS OR ANY CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES TO THE OTHER PARTY, HOWEVER CAUSED, IN CONNECTION WITH THIS AGREEMENT; PROVIDED THAT NOTHING IN THIS SECTION 10.5 SHALL LIMIT THE INDEMNIFICATION OBLIGATIONS OF EITHER PARTY PURSUANT TO ARTICLE 6 AS TO CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES TO THIRD PARTIES FOR WHICH THE INDEMNITEE MAY BE LIABLE.

11   MISCELLANEOUS

11.1 Neither party shall have the right to assign its rights or obligations under this Agreement to any third party other than an Affiliate of such party without the prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement shall be binding on, and inure to the benefit of, the permitted successors and assigns of the parties.

11.2 Pursuant to this Agreement, each party has certain rights to grant sublicenses hereunder to Affiliates and, in some cases, to third parties. In addition, it is contemplated that each party may wish to involve one or more of its Affiliates in research and development activities conducted by such party pursuant to this Agreement.

   (i) Neither party shall transfer or disclose to any of its Affiliates (a) any Proprietary Information of the other party, including, without limitation, technology, improvements, Combinatorial Libraries, or other chemical or biological materials, or (b) any Joint Combinatorial Libraries, or (c) any data or information with
            respect to, or arising from, any of the foregoing;   unless such
            Affiliate has agreed in writing to be bound by all of the terms and conditions of this Agreement as though the Affiliate were a party hereto.

   (ii) All permitted sublicenses and/or assignments by either party of any of its rights under this Agreement shall be subject to all of the terms and conditions of this Agreement, which shall be binding on the sublicensees and/or assignees.

11.3 The parties hereto are independent contractors. Nothing contained herein shall constitute either party the agent of the other party for any purpose whatsoever, or constitute the parties as partners or joint venturers. Employees of each party remain employees of said party and shall be considered at no time agents of or render a fiduciary duty to the other party. Neither party hereto shall have any implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement or undertaking with any third party.

11.4 No amendment, waiver or modification of this Agreement shall be valid or binding on either party unless made in writing signed by both parties. The failure of either party to enforce any provision of this Agreement at any time shall not be construed as a present or future waiver of such or any other provision of this Agreement. The express waiver by either party of any provision or requirement hereunder shall not operate as a future waiver of such or any other provision or requirement.

11.5 In the event that any provision in this Agreement shall be held to be unlawful or invalid in any jurisdiction, the meaning of such provision shall be construed to the greatest extent possible so as to render it enforceable. If no such construction can render such provision enforceable, it shall be severed, and the remainder of the Agreement shall remain in full force and effect, only to the extent that such remainder is consistent with the intentions of the parties as evidenced by this Agreement as a whole. The parties shall use best efforts to negotiate in good faith a reasonable substitute, valid and enforceable provision effective in such jurisdiction.

11.6 Any notice required or permitted to be given by either party under this Agreement shall be in writing, addressed, in the case of Chiron, to its Chief Executive Officer, with copy to its General Counsel, and in the case of Ciba, to its head of the Pharma Division, with copy to its General Counsel, at the respective addresses of the parties shown in the first paragraph of this Agreement, or such other address as may from time to time by indicated in a notice given under this Section
        11.5. All notices shall be sent by certified or registered first class mail, telefax confirmed by certified or registered first class mail, or personal delivery, and shall be effective on receipt at the address referenced above.

11.7 Neither party will be deemed in breach of this Agreement as a result of default, delay or failure to perform by such party which is due to causes beyond the reasonable control of such party, including without limitation, fire, earthquake, acts of God, severe weather, acts of war, strikes, lockouts or other labor disputes, riots, civil disturbances, actions or inactions of governmental authorities (except in response to a breach by such party), or epidemics. In the event of any such force majeure, the party affected shall promptly notify the other party, shall use all reasonable efforts to overcome such force majeure, and shall keep the other party informed with respect thereto.

11.8 All headings and captions used in this Agreement are for convenience only, and are not intended to have substantive effect.

11.9 This Agreement may be executed by the parties in one or more identical counterparts, all of which together shall constitute this Agreement.

11.10 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

11.11 This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous agreements, understandings and negotiations, whether oral or written, with respect to such subject matter.

Executed and effective as of the date first set forth above.


CIBA-GEIGY Limited

By: R. Paioni                     By: R.E. Walker
   -------------------------          ---------------------------

Title: Head of Pharma Licensing   Title: Division Counsel
      -------------------------         -------------------------

CHIRON CORPORATION

By: Walter Moos
    ---------------------------
Title: Vice President
      -------------------------

                                    EXHIBIT A
                          THIRD PARTY EXCLUDED TARGETS
                                     1 page
                         [CONFIDENTIAL TREATMENT REQUESTED]


                                   EXHIBIT B
                               CHIRON TECHNOLOGY
                                    17 pages
                         [CONFIDENTIAL TREATMENT REQUESTED]

                                    EXHIBIT C
                     CHIRON COMBINATORIAL CHEMISTRY PATENTS
                                     2 pages
                         [CONFIDENTIAL TREATMENT REQUESTED]

                                    EXHIBIT D
                               RESTRICTED TARGETS
                                     1 page
                         [CONFIDENTIAL TREATMENT REQUESTED]

                                    EXHIBIT E
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